Exhibit 99.1

Contact:	Roger R. Hopkins, Chief Accounting Officer
(615) 890-9100

NHI Completes Offering of Convertible Senior Notes

MURFREESBORO, Tenn. – (March 25, 2014) National Health Investors, Inc. (NYSE: NHI) announced today the completion of its underwritten public offering of $175 million aggregate principal amount of its Convertible Senior Notes due 2021 (the “Notes”). The Notes will bear interest at a rate equal to 3.25% per year and the conversion rate will initially equal 13.9260 shares of common stock per $1,000 principal amount of Notes. The net proceeds of the offering were approximately $169.3 million, after deducting the underwriting discounts and commissions and other estimated expenses of the offering payable by NHI.

NHI intends to use the net proceeds of the offering to reduce amounts outstanding under its revolving credit facility and for general working capital purposes.

The joint book-running managers for the offering were BofA Merrill Lynch and J.P. Morgan. The co-lead managers for the offering were BMO Capital Markets and KeyBanc Capital Markets. The co-managers for the offering were Capital One Securities, JMP Securities LLC, Regions Securities LLC and Stifel. The offering was made pursuant to NHI’s effective shelf registration statement previously filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI’s investments include assisted living, senior living campuses, independent living, skilled nursing facilities, medical office buildings, and hospitals.

Safe Harbor Statement

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI’s judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the year ended December 31, 2013.